Exhibit 10.1

Quantum Corporation 224 Airport Parkway
Suite 550
San Jose, CA 95110 USA
+1 [408] 944-4000

Via email

Mr. Lewis W. Moorehead

April 7, 2025 Dear Lewis:
I am pleased to offer to you the opportunity to become the Chief Financial Officer for Quantum Corporation (Quantum or the Company), reporting directly to Jamie Lerner as Chief Executive Officer. Your start date is anticipated to be April 4, 2025.

Base Salary: You will receive an annual base salary of $410,000.00, subject to applicable tax and other required withholding and paid in accordance with the Company’s normal payroll procedures.

Bonus Opportunity: In addition, you will be eligible to participate in the Company’s annual bonus program, the Quantum Incentive Plan (QIP). Your target bonus opportunity will be 50% of your eligible annual salary. The actual amount earned will be determined based on Quantum’s performance against metrics approved by the Board of Directors (Board) and your own performance, and paid in accordance with the QIP terms. The QIP bonus targets and terms are subject to annual re-evaluation and Board approval.

Equity Grant: The Company will recommend to the Leadership and Compensation Committee (LCC) of the Board that a total of 5,000 Restricted Stock Units (RSUs), vesting in 3 equal installments on each anniversary of the Grant Date (as defined below). We will also recommend that you be granted 5,000 performance-based RSUs (PSUs), which will vest according to specific performance metrics approved by the LCC. Vesting for both RSUs and PSUs granted is subject to your continued employment.
Subject to approval by the LCC, your grants will be effective on the first day of the first month following your start date (the Grant Date). Should you voluntarily terminate your employment with Quantum, any unvested equity will be forfeited.

Change of Control: You agree that any change of control agreements currently in effect will not be impacted by you assuming Chief Financial Officer responsibilities.

Retention Bonus: Quantum previously entered into a retention bonus agreement with you on October 25, 2024 (the Retention Letter). If you sign Quantum’s fiscal year 2025 Form 10-K and continue to be a Quantum employee through the first regular paycheck in July 2025, the amount of that payment only will be increased to $130,000.00, grossed up for taxes using a supplemental or supplemental/inverse method. All other terms of the Retention Letter will remain unchanged.

Other Benefits: You will continue to be eligible to participate in Quantum’s flexible benefit program, which provides a full range of benefits for you and your qualified dependents.
Additionally, you will continue to be eligible to participate in the Company’s Deferred Compensation Program.

Confidential Information: During your employment with Quantum, you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, you will continue to be bound by your Proprietary Information and Invention Agreement with Quantum.

Offer Terms: This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will. Either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause.

To confirm your acceptance of our offer, please sign a copy of this letter electronically through DocuSign. If you have questions about your offer or onboarding process prior to your start date, you may reach Brian Cabrera via email at or directly at .

Lewis, we look forward to continuing to have you as part of the Quantum executive team. Sincerely,

/s/ Brian E. Cabrera
Brian E. Cabrera
Chief Administrative Officer

Acceptance
I understand and accept the terms of this offer of employment.

/s/ Lewis W. Moorehead                April 9, 2025
Lewis W. Moorehead                     Date